Exhibit 10.43.1

FORM OF ARTHUR J. GALLAGHER & CO. PERFORMANCE UNIT

PROGRAM [            ] PERFORMANCE UNIT GRANT AGREEMENT

Participant	[ ]

Date of Grant	[ ]

Fair Market Value of a share of Common Stock on the Date of Grant	[$ ]

Number of Performance Units subject to this Performance Unit Award	[ ]

Performance Period	January 1, [ ] through December 31, [ ]

Earned Performance Units	The number of Earned Performance Units subject to this Performance Unit Award shall be based on achievement of the Performance Measures during the Performance Period pursuant to Section 3 of this Agreement.

Vesting Date	100% of the Earned Performance Units shall vest on the third anniversary of the first day of the Performance Period, provided the Participant remains continuously employed by the Company through the Vesting Date.

This [            ] Performance Unit Grant Agreement (this “Agreement”), effective as of the Date of Grant shown above, between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and the Participant named above, sets forth the terms and conditions of a grant of a performance unit award (this “Performance Unit Award”) under the Arthur J. Gallagher & Co. Performance Unit Program (the “Plan”). This Performance Unit Award is subject to all of the terms and conditions set forth in the Plan and this Agreement. In the event of any conflict, the Plan will control over this Agreement. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

1. Performance Unit Award. The Company hereby grants to you this Performance Unit Award for the Number of Performance Units specified above. The value of this Performance Unit Award is based on: (a) the achievement of the Performance Measures described in Section 3 during the Performance Period described in Section 2; and (b) the Unit Value of an earned and vested Performance Unit, as calculated pursuant to Section 5.

2. Performance Period. The period of time during which the Performance Measures described in Section 3 must be met in order to determine the Number of Performance Units earned under this Performance Unit Award is the Performance Period specified above.

3. Performance Measures.

(a) The number of Earned Performance Units under this Performance Unit Award shall be determined by reference to the Performance Measures described in Schedule A attached hereto. If applicable, Schedule A sets forth the weightings and minimum, threshold and maximum levels of performance (the “Performance Goals”) with respect to the Performance Measures, as determined by the Compensation Committee in its sole discretion.

(b) Actual performance against the Performance Measures must be certified by the Compensation Committee in order for any portion of this Award to be earned under this Section 3. The Compensation Committee will certify the results of the Performance Measures as soon as reasonably practicable (the date of such certification, the “Certification Date”) after the Performance Period. Any portion of this Performance Unit Award that is eligible to be earned based on the Committee’s certification will be earned on the Certification Date. Any portion of this Performance Unit Award that is not eligible to be earned based on the Compensation Committee’s certification will terminate on the Certification Date.

4. Vesting; Termination. Performance Units that are earned based on the achievement of the Performance Measures in Section 3 shall become vested on the Vesting Date shown above, which is the third anniversary of the first day of the Performance Period. In the event the Participant’s employment with the Company terminates for any reason prior to the Vesting Date, then all Performance Units subject to this Performance Unit Award shall automatically terminate and be forfeited, cancelled and of no further force or effect.

5. Unit Value. The value of an earned and vested Performance Unit subject to this Performance Unit Award shall be equal to the average Fair Market Value of a share of Common Stock over the 12-month period immediately preceding the Vesting Date; provided, however, that in no event shall the Unit Value be less than 50%, or more than 150%, of the Fair Market Value of a share of Common Stock on the Date of Grant.

6. Payment. As soon as practicable after the Vesting Date, but in no event after the last day of the calendar year in which the Vesting Date occurs, the Participant shall receive a lump-sum cash payment in an amount equal to the product of: (a) the Number of Performance Units subject to this Performance Unit Award; (b) the aggregate weighted percentage achievement of the Performance Measures determined pursuant to Section 3; and (c) the Unit Value determined pursuant to Section 5. For example, a Performance Unit Award for 1,000 Performance Units with a Performance Measure achievement level of 75% and a Unit Value of $25 (subject to the restrictions in Section 5) would result in a payment of $18,750.

7. Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, this Agreement and all Performance Units awarded hereunder shall be governed by Section 3.6 of the Plan. If applicable, payment under this Section 7 shall be made as soon as administratively practicable following the Change in Control, but in no event later than 75 days thereafter.

8. Miscellaneous.

(a) Administration. Any action taken or decision made by the Company or the Compensation Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon the Participant and all persons claiming under or through the Participant. By accepting this Award or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company or the Compensation Committee or its delegates.

(b) Tax Withholding and Furnishing of Information. There shall be withheld from any payment under this Performance Unit Award, such amount, if any, as the Company determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Performance Unit Award or of such payment. It shall be a condition to the obligation of the Company to make payments under this Award that the Participant promptly provide the Company with all forms, documents or other information reasonably required by the Company in connection with the Award.

(c) Non-Transferability. Except as otherwise determined by the Compensation Committee in its sole discretion, the Participant’s rights and interests under this Performance Unit Award and the Plan may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature. If the Participant (or those claiming under or through the Participant) attempt to violate this Section 8(c), such attempted violation shall be null and void and without effect, and the Company’s obligation to make any further payments hereunder shall terminate.

(d) No Right of Participation or Employment. The Participant shall not have any right to be employed, reemployed or continue employment by the Company or affect in any manner the right of the Company to terminate the employment the Participant with or without notice at any time for any reason without liability hereunder. The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between the Company and the Participant, or to be a consideration for or an inducement or condition of any employment.

(e) No Rights as Stockholder. Nothing in this Agreement or the Plan shall be interpreted or construed as giving the Participant any rights as a stockholder of the Company or any right to become a stockholder of the Company.

(f) Clawback, Forfeiture or Recoupment. Any payment made to the Participant under this Performance Unit Award will be subject to the Company’s compensation recovery policy, as well as any other or additional “clawback,” forfeiture or recoupment policy adopted by the Company after the date of this Agreement.

(g) Beneficiary Designation. Subject to the provisions of the Arthur J. Gallagher & Co. Senior Management Incentive Plan, you may, by completing and returning the appropriate form provided to you by the Company or its stock plan administrator, name a beneficiary or beneficiaries to receive any payment to which you may become entitled under this Agreement in the event of your death. You may change your beneficiary or beneficiaries from time to time by submitting a new form in accordance with the procedures established by the Company and/or its stock plan administrator. If you do not designate a beneficiary, or if no designated beneficiary is living on the date any amount becomes payable under this Agreement, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary under this Agreement.

(h) Section 409A. This Agreement and the payment of the Performance Unit Award hereunder are intended to qualify for the short-term deferral exemption to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder, and this Agreement shall be administered and interpreted consistent with such intent.

(i) Governing Law. This Agreement, this Performance Unit Award and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:

PARTICIPANT

PERFORMANCE UNIT GRANT AGREEMENT

ARTHUR J. GALLAGHER & CO. PERFORMANCE UNIT PROGRAM

SCHEDULE A

		Performance Goals
Performance Measure	Weighting	Minimum		Target		Maximum
[Performance Measure A]		[	]%	[	]%	100%
[Performance Measure B]

For purposes of this Agreement, [Performance Measure A] shall be calculated as follows: [            ].

For purposes of this Agreement, [Performance Measure B] shall be calculated as follows: [            ].

If the actual performance certified by the Compensation Committee falls between the percentages specified for two Performance Goals, the number of Earned Performance Units under this Performance Unit Award will be calculated using straight-line interpolation, and will be rounded down to the nearest whole number of Performance Units.

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